Exhibit 99(e)

DPL INC.

Offer to Exchange
Senior Notes, 8% Series Due 2009
(registered)
for Any and All Outstanding
Senior Notes, 8% Series Due 2009
(unregistered)

To Registered Holders and The Depository

Trust Company Participants:

Enclosed are the materials listed below relating to the offer by DPL Inc., an Ohio corporation (the “Company”), to exchange its registered Senior Notes, 8% Series Due 2009 (the “Registered Senior Notes”) for a like principal amount of the Company’s unregistered Senior Notes, 8% Series Due 2009 (the “Unregistered Senior Notes”), upon the terms and subject to the conditions set forth in the Company’s Prospectus, dated ________________, 2006 (the “Prospectus”), and the related Letter of Transmittal (which together constitute the “Exchange Offer”).

Enclosed herewith are copies of the following documents:

1.	Prospectus;

2.	Letter of Transmittal;

3.	Notice of Guaranteed Delivery;

4.	Instruction by Owner to Registered Holder and/or Book-Entry Transfer Participant; and

5.
Letter which may be sent to your clients for whose account you hold Unregistered Senior Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire at 9:00 a.m., New York City time, on ______________, 2006 unless extended.

The Exchange Offer is not conditioned upon any minimum number of Unregistered Senior Notes being tendered.

Pursuant to the Letter of Transmittal, each holder of Unregistered Senior Notes will represent to the Company that (i) the holder is not an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act of 1933 (the “Securities Act”), (ii) any Registered Senior Notes to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of its business, and (iii) the holder is not engaged in and does not have an arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such Registered Senior Notes. If the tendering holder is a broker-dealer that will receive Registered Senior Notes for its own account in exchange for Unregistered Senior Notes, you will represent on behalf of such broker-dealer that the Unregistered Senior Notes to be exchanged for the Registered Senior Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Registered Senior Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Registered Senior Notes, such broker-dealer is not deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction by Owner to Registered Holder and/or Book-Entry Transfer Facility Participant contains an authorization by the beneficial owners of the Unregistered Senior Notes for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Unregistered Senior Notes pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Unregistered Senior Notes to it, except as otherwise provided in Instruction 10 of the enclosed Letter of Transmittal.

Requests for additional copies of the enclosed material should be directed to J.P. Morgan Trust Company, National Association, the Exchange Agent for the Unregistered Senior Notes, at its address and telephone numbers set forth on the front of the Letter of Transmittal.

Very truly yours,

DPL INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU THE AGENT OF DPL INC. OR J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Enclosures